Exhibit No. 99

Rayonier Confirms Potential Land Transaction

JACKSONVILLE, FL, December 17, 2002 – Rayonier (NYSE:RYN) said today that its Board of Directors has approved the sale of 8,465 acres of land and timber for $39.9 million to the St. Johns River Water Management District (SJRWMD) and the State of Florida. The SJRWMD last week agreed to purchase the property but the transaction remains contingent on ratification by the Florida Cabinet.

The sale price is subject to a post-survey acreage adjustment and could be somewhat different from the announced figure. As outlined, the transaction would generate operating income of approximately $36 million and net income of $22.7 million, or 80 cents per share. The company said it would disclose final terms and conditions when the transaction closes, expected in mid-2003.

The acreage will nearly triple the size of Faver-Dykes State Park in St. Johns County and create a 16,000-acre conservation area in Flagler and St. Johns Counties.

“Over the years, sound forestry practices have maintained the integrity of these unique lands and protected the water and wildlife from development. We are very pleased that by working with the water management district and the state we have been able to ensure that these properties will be forever preserved,” said Lee Nutter, Chairman, President and CEO.

Rayonier said the proposed transaction is part of its strategic program to capture appreciating timber and land values by annually selling 2 to 4 percent of its holdings, while opportunistically purchasing timberlands. The company said many of its 2.2 million acres of timberland have higher value as conservation, recreation, or development properties.

Rayonier is the world’s premier supplier of high performance specialty cellulose fibers and has 2.2 million acres of timberland in the U.S. and New Zealand. Approximately 45 percent of Rayonier’s sales are outside the U.S. to customers in 60 countries.

Comments about the expected financial impact of the proposed transaction are forward-looking and made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Actual results could differ materially from those expressed in the forward-looking statements if the transaction is not approved by the State of Florida; if survey adjustments are significant; if the number of Rayonier shares outstanding changes significantly;

if any pre-closing condition is not satisfied; if the cost basis of the land and closing costs are different than expected; or if there is substantial delay in closing.

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